Exhibit 99.1

Bed Bath & Beyond Inc. Launches New $300 Million At-the-Market Offering Program

UNION, N.J., March 30, 2023 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) (the “Company”) announced today that it filed a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) under which it may offer and sell up to $300 million of shares of its common stock from time to time through an “at-the-market” offering program (“ATM Program”) with a maximum aggregate offering amount of up to $300 million. The timing and amount of any sales will be determined by a variety of factors considered by the Company.

Common Stock will be offered through B. Riley Securities Inc. (“B. Riley”), which is serving as the sales agent. B. Riley may sell Common Stock by any lawful method deemed to be an “at-the-market offering” defined by Rule 415(a)(4) of the Securities Act of 1933, as amended, including without limitation, sales on any existing trading market. Sales may be made at market prices prevailing at the time of a sale or at prices related to prevailing market prices. As a result, sales prices may vary.

The Company’s prospectus supplement filed today supplements information contained in the accompanying prospectus contained in the shelf registration statement on Form S-3 (File No. 333-267173) for the offering of Common Stock. Potential investors should review the prospectus, the prospectus supplement and all other related documents that the Company has filed with the SEC for complete corporate information, including information pertaining to the ATM Program and the risks associated with investing in the Company. Investors can obtain copies of the prospectus supplement and the accompanying prospectus by visiting the SEC’s website at www.sec.gov. Alternatively, potential investors may contact B. Riley, who will arrange to provide them these documents, by telephone at (703)-312-9580 or by email at prospectuses@brileyfin.com.

Please note that this press release is for informational purposes only and it does not represent an offer to sell or the solicitation of an offer to buy any of the Company’s Common Stock. In no event will the Company sell more than $300 million of shares of Common Stock under the ATM Program. There will be no sale of Common Stock in any jurisdiction in which one would be unlawful.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise primarily in the Home and Baby markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, ATM Offering and the use of proceeds therefrom; the price of our Common Stock at any given time; risks related to the failure to receive the full amount of gross proceeds from the Company’s financing transactions; the Company’s ability to maintain access to its credit agreement; the Company’s ability to deliver and execute on its turnaround plans; the Company’s potential need to seek additional strategic alternatives, including restructuring or refinancing of its debt, seeking additional debt or equity capital, reducing or delaying its business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; the Company’s ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern; and the Company’s ability to increase cash flow to support the Company’s operating activities and fund its obligations and working capital needs, and the other risk factors described in the Company’s filings with the SEC, including the factors set forth under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 26, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2022, Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on February 6, 2023 and the Company’s Current Report on Form 8-K filed on February 7, 2023. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com